EXHIBIT (12)(b)

                           Drinker Biddle & Reath LLP
                                One Logan Square
                             18th & Cherry Streets
                          Philadelphia, PA 19103-6996
                            Telephone: 215-988-2700
                               Fax: 215-988-2757
                                  www.dbr.com

                                                                  April 29, 2005

THE RBB FUND, INC.
400 Bellevue Parkway, Suite 100
Wilmington, DE 19809

WPG Large Cap Growth Fund
One New York Plaza
New York, NY 10004

Ladies and Gentlemen:

            We have acted as counsel to The RBB Fund, Inc., a Maryland corporation, (the "Acquiring Company"), in connection with the transfer of all of the assets and liabilities of the WPG Large Cap Growth Fund (the "Acquired Fund") to the Robeco WPG Large Cap Growth Fund (the "Acquiring Fund"), a series of the Acquiring Company, in exchange for shares of the newly formed Acquiring Fund, followed by the distribution by the Acquired Fund to its shareholders of the Acquiring Fund shares (the "Reorganization") pursuant to the Agreement and Plan of Reorganization by and between the Acquiring Company and the Acquired Trust (the "Agreement"). You have asked for our opinion as to certain Federal income tax consequences of the Reorganization. (All capitalized terms used but not otherwise defined in this letter shall have the meanings ascribed to them in the Agreement.)

            For purposes of this opinion, we have reviewed the Agreement and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed, with your consent, the following:

            (i) The Reorganization will be completed in the manner set forth in the Agreement and in the Registration Statement on Form N-14 of the Acquiring Company to which this opinion is filed as an exhibit (the "Registration Statement") including the combined Proxy Statement/Prospectus of the Acquiring Company and the Acquired Fund contained therein (the "Proxy-Prospectus").

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            (ii) The representations contained in the letter of representations from the Acquired Fund and Acquiring Company to us both dated April 29, 2005, will be true and complete at the Effective Time of the Reorganization.

            (iii) The Acquiring Fund will qualify as a "regulated investment company" under section 851 of the Internal Revenue Code of 1986, as amended (the "Code") for the current taxable year that includes the Effective Time of the Reorganization.

            On the basis of the foregoing, it is our opinion that

      (1) the Reorganization will constitute a "reorganization" within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the "Code"), and the Acquired Fund and the Acquiring Fund will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code;

      (2) the shareholders of the Acquired Fund will recognize no gain or loss upon the exchange of shares of the Acquired Fund for Acquiring Fund Shares;

      (3) the aggregate tax basis of the Acquiring Fund Shares received by each shareholder of the Acquired Fund will equal the aggregate tax basis of the shares of Acquired Fund stock surrendered by that shareholder in the Reorganization;

      (4) the holding periods of the Acquiring Fund Shares received by each Acquired Fund shareholder will include the holding periods of the Acquired Fund stock surrendered by that shareholder in the Reorganization, provided that the Acquired Fund shares are held by that shareholder as capital assets on the date of the exchange;

      (5) the Acquired Fund will recognize no gain or loss (A) upon the transfer of its assets to the Acquiring Fund in exchange for Acquiring Fund Shares and the assumption of liabilities of the Acquired Fund, or (B) upon the distribution of those shares to the shareholders of the Acquired Fund;

      (6) the Acquiring Fund will recognize no gain or loss upon the receipt of the assets of the Acquired Fund in exchange for Acquiring Fund Shares and the assumption of the liabilities of the Acquired Fund;

      (7) the tax basis in the hands of the Acquiring Fund of each asset of the Acquired Fund transferred to the Acquiring Fund in the Reorganization will be the same as the tax basis of that asset in the hands of the Acquired Fund immediately before the transfer;

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      (8)   the holding period in the hands of the Acquiring Fund of each asset of the Acquired Fund transferred to the Acquiring Fund in the Reorganization will include the period during which that asset was held by the Acquired Fund; and

      (9) the Acquiring Fund will succeed to all other tax attributes of the Acquired Fund for Federal income tax purposes.

            This opinion represents our best legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court concerning the issues. We express no opinion relating to any Federal income tax matter except on the basis of the facts described above, and any changes in those facts could require a reconsideration and modification of such opinion. We also express no opinion regarding tax consequences under foreign, state or local laws. In issuing our opinion, we have relied solely upon existing provisions of the Code, existing and proposed regulations thereunder, and current administrative positions and judicial decisions. Those laws, regulations, administrative positions and judicial decisions are subject to change at any time. Any such changes could affect the validity of the opinion set forth above. Also, future changes in Federal income tax laws and the interpretation thereof can have retroactive effect.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "INFORMATION ABOUT THE REORGANIZATION - Federal Income Tax Consequences" in the Proxy-Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                           Very truly yours,


                                           /s/ Drinker Biddle & Reath LLP

                                           DRINKER BIDDLE & REATH LLP